Exhibit 99.1
News Release

Contact: Kurt Blumenau, 610-774-5997

PPL Electric Utilities Requests Distribution Rate Increase
to Support Investments in Reliability

ALLENTOWN, Pa. (March 30, 2012) – PPL Electric Utilities on Friday (3/30) asked the Pennsylvania Public Utility Commission to approve an annual revenue increase of about $104.6 million, or about 2.9 percent, for distribution service. The requested increase would allow the company to recover the costs associated with recent capital investments in its distribution system, the major 2011 storms, and its continued support of electric choice and consumer education.

If approved, the requested increase would likely take effect Jan. 1, 2013, after investigation and review by the commission. Even with the proposed increase for distribution service, the total electric bill for customers receiving generation service from PPL Electric Utilities (based on today’s generation prices) is expected to be lower in 2013 than it was in January 2010. This is due to the steady decline in generation rates, which make up two-thirds of the total bill.

Between the start of 2010 and the end of this year, the utility will have invested nearly $1 billion in its local distribution system. The company is replacing aging equipment, much of which was built in the 1960s and 1970s, and making other improvements to provide more reliable service to customers in all areas of its 10,000-square-mile service territory. This work has sustained and created jobs for PPL Electric Utilities employees and hundreds of contractors.

Now, PPL Electric Utilities is asking the state for permission to begin recovering some of its costs related to those upgrades. Utility companies such as PPL Electric Utilities are not allowed to recover the costs of infrastructure investments without the PUC review and approval of the rate request. For more information, customers are invited to visit www.pplelectric.com/rateinfo.

“With timely recovery of our costs for recent system improvements, we can remain financially strong and continue much-needed investments in our electric infrastructure that will renew, strengthen and modernize our system,” said Gregory N. Dudkin, president of PPL Electric Utilities.

“We have worked hard to control costs and invest prudently,” he added. “But we are making major investments and our operating costs, such as labor, fuel and materials, also keep rising.”

Impact on customers

The requested distribution rate increase would add about $7 per month to an average residential customer’s bill. Because generation rates have decreased over the past two years for both customers who purchase electricity from alternative suppliers and those who purchase default supply from PPL Electric Utilities, the company projects that January 2013 monthly costs for residential customers would be lower than those paid in January 2010.

The company projects that small to medium commercial and industrial customers would be paying about 1 percent more than they were in January of 2010.

Average Monthly Residential Bills:
Jan. 1, 2010: $137.34
Jan. 1, 2011: $134.34
Jan. 1, 2012: $119.93
March 1, 2012 (current rates): $111.60
Jan. 1, 2013 (based on rate request and current price to compare): $118.59

The impact on the total electric bill depends on the generation rate customers are paying, which makes up the larger share of the bill. Customers may be able to lock in these savings or save even more by shopping for their generation supply. More than 40 percent of the company’s residential customers and nearly 90 percent of large commercial and industrial customers have switched to alternate suppliers. Visit www.PAPowerSwitch.com to learn more about shopping for power supply.

“Whether you buy energy from an alternate supplier or receive default supply from PPL Electric Utilities, all customers benefit from our system improvements and from lower generation prices,” Dudkin said.

Help for customers

PPL Electric Utilities is committed to helping customers who are having difficulty paying their bills and urges those customers to contact the company to discuss their specific situation. The utility offers a range of assistance programs for certain households depending on income and other qualifications, such as OnTrack, WRAP and Operation HELP. To find out more about the help that is available, call 1-800-DIAL-PPL (342-5775) or visit pplelectric.com.

The utility also offers tools that can help customers manage their electric use and save energy and money. The online Energy Analyzer at pplelectric.com can help you track and manage your electric use and will also supply personalized tips on how to save. More than 330,000 customers have signed up to use the Energy Analyzer. The company’s E-power website features more information on rebates, home energy assessments, appliance recycling and other programs that can also help lower utility costs.

PPL Electric Utilities, a subsidiary of PPL Corporation (NYSE: PPL), provides electric delivery services to about 1.4 million customers in Pennsylvania and has consistently ranked among the best companies for customer service in the United States. More information is available at www.pplelectric.com.